AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          CORT INVESTMENT GROUP, INC.
                             (a Texas corporation)


                             RSI ACQUISITION CORP.
                            (an Arizona corporation)

                                       and

                          RECONDITIONED SYSTEMS, INC.
                            (an Arizona corporation)

     This Agreement and Plan of Merger (the "Agreement") is made as of the 30th day of October, 1998, among Cort Investment Group, Inc., a Texas corporation d/b/a Contract Network ("CNI"); RSI Acquisition Corp., an Arizona corporation ("Merger Corp."), which is wholly-owned by CNI; and Reconditioned Systems, Inc., an Arizona corporation ("RSI").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of CNI, Merger Corp. and RSI each have determined that it is in the best interests of their respective stockholders for CNI and Merger Corp. to acquire RSI upon the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:


                                   ARTICLE 1.
                                   THE MERGER

     1.1. MERGER. In accordance with the provisions of the Arizona Business Corporation Act, at the Effective Date (as hereinafter defined), Merger Corp. shall be merged (the "Merger") into RSI, as soon as practicable following the satisfaction or waiver, if permissible, of the conditions set forth in Articles 6 and 7. Following the Merger, RSI shall continue as the surviving corporation (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Arizona.

     1.2. CONTINUING OF CORPORATE EXISTENCE. Except as may otherwise be set forth herein, the corporate existence and identity of RSI, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of Merger Corp., with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of RSI, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Merger Corp. shall thereafter cease.

     1.3. EFFECTIVE DATE. The Merger shall become effective upon the filing of the Articles of Merger with the Corporation Commission of the State of Arizona pursuant to the provisions of the Arizona Business Corporation Act (the "BCA"). The date and time when the Merger shall become effective is hereinafter referred to as the "Effective Date."

     1.4. CORPORATE GOVERNANCE.

          (a) The Articles of Incorporation of RSI, as in effect on the Effective Date, shall continue in full force and effect and shall be the Articles of Incorporation of the Surviving Corporation.

          (b) The Bylaws of RSI, as in effect as of the Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

          (c) The members of the Board of Directors of the Surviving Corporation shall be (i) the three persons holding such office in Merger Corp. as of the Effective Date and (ii) Wayne R. Collignon and Dirk D. Anderson.

          (d) The officers of the Surviving Corporation shall be the persons holding such offices in Merger Corp. as of the Effective Date, except that Wayne R. Collignon shall be elected as President and Dirk D. Anderson shall be elected as Chief Financial Officer of the Surviving Corporation.

     1.5. RIGHTS AND LIABILITIES OF THE SURVIVING CORPORATION. The Surviving Corporation shall have the following rights and obligations:

          (a) The Surviving Corporation shall have all the rights, privileges immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Arizona.

          (b) The title to all real estate and other property owned by RSI and Merger Corp. shall be vested in the Surviving Corporation without revision or impairment;

          (c) The Surviving Corporation automatically has all of the liabilities of RSI and Merger Corp.; and

          (d) At the Effective Date, a proceeding pending against RSI or Merger Corp. may be continued as if the Merger did not occur or the Surviving Corporation may be substituted in the proceeding.

     1.6. CLOSING.

          (a) A closing into escrow of the transactions contemplated by this Agreement (the "Escrow Closing") shall take place at the offices of RSI in Tempe, Arizona commencing at 10:00 a.m., local time, on the date (i) on which the Special Meeting (as defined herein) of RSI's shareholders occurs or (ii) as soon as possible thereafter when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived, or at such

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

     other place, time and date as shall be fixed by mutual agreement between CNI and RSI. The day on which the Escrow Closing shall occur is referred to herein as the "Escrow Closing Date." Each party will cause to be prepared, executed and delivered into escrow with counsel to RSI and CNI (the "Co-Escrow Agents") the Articles of Merger and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. CNI shall deposit with the Exchange Agent (as described in Section 2.3 below) the cash amounts specified therein on the Escrow Closing Date. In order to facilitate the Escrow Closing, RSI will allow CNI's lenders to perfect security interests in RSI's assets as of the Escrow Closing Date; it being understood that such lenders shall irrevocably undertake in writing to immediately release such security interests if the Closing does not occur as contemplated herein. Such lenders shall also have a security interest in the Exchange Fund (as defined in Section 2.3), which shall be released on the Effective Date. All actions taken at the Escrow Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

          (b) The consummation of the Merger shall occur promptly upon the occurrence of the delivery of joint written instructions given by RSI and CNI to the Co-Escrow Agents to effect the filing of the Articles of Merger as described in Section 2.3(b). The day on which such joint written instructions are delivered to the Co-Escrow Agents is referred to herein as the "Closing Date."

                                   ARTICLE 2.
                   CONVERSION OF SHARES; TREATMENT OF OPTIONS

     2.1. CONVERSION OF SHARES. At the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof:

          (a) The outstanding shares of RSI common stock, no par value ("RSI Common Stock"), and the options and warrants to acquire shares of RSI Common Stock outstanding on the Effective Date (the "Options") shall, in the aggregate at the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the sum (the "Merger Consideration") of (i) $8,575,000 plus (ii) the "Adjustment Amount."

          (b) The Merger Consideration shall be allocated among the shares of RSI Common Stock and Options on the basis set forth below:

               (i)   Each  outstanding  share  of  RSI  Common  Stock  shall  be converted into an amount in cash (the "Net Price Per Share") equal to the result after the following calculation: (X) the Merger

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

          Consideration plus the total Option Consideration, divided by (Y) the total number of RSI Common Stock Equivalents outstanding on the Effective Date.

               (ii) Each Outstanding Option, other than Out of the Money Options, shall be canceled and converted into an amount in cash equal to the product of (X) the number of shares of RSI Common Stock subject to the canceled Option and (Y) the excess of the Net Price Per Share over the exercise price subject to such Option;

               (iii) Each Out of the Money Option shall be canceled without cost or liability to RSI or the Surviving Corporation.

          (c) Each share of Common Stock, $.01 par value, of Merger Corp. which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued RSI Common Stock.

          (d)  For purposes of this provision,

               (i) "Adjustment Amount" means the amount, if any, by which the Merger Consideration has been increased as described in Section 2.3(c) hereof.

               (ii) "Option Consideration" means the total dollar amount that would be paid to RSI upon the exercise of all outstanding Options on the Effective Date, other than Out of the Money Options;

               (iii) "Out of the Money Options" means all Options which have an exercise price per share equal to or greater than the Net Price Per Share; and

               (iv) "RSI Common Stock Equivalents" means the number of shares of RSI Common Stock outstanding on the Effective Date plus the number of shares of RSI Common Stock that could be issued upon the exercise of all Options, other than Out of the Money Options, outstanding on the Effective Date.

It is understood that for all purposes the warrants issued to CNI to purchase 230,000 shares of RSI Common Stock (the "CNI Warrants"), which are not exercisable until the termination of this Agreement under certain conditions, shall not be deemed to be outstanding and shall not be included in the computation of Option Consideration or RSI Common Stock Equivalents.

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

     2.2. DISSENTING SHARES. Shares of RSI Common Stock held by any shareholder entitled to relief as a dissenter under Sections 10-1301 through 10-1331 of the BCA ("Dissenting Shares") shall not be converted into the right to receive the consideration in accordance with Section 2.1, but shall be canceled and converted into such consideration as may be due with respect to such Shares pursuant to the applicable provisions of the BCA unless and until the right of such shareholder to receive fair value for such Dissenting Shares terminates in accordance with Sections 10-1301 through 10-1331 of the BCA.

     2.3. EXCHANGE AGENT.

          (a) CNI shall authorize Harris Trust & Savings Bank, or such other firm as is reasonably acceptable to RSI, to serve as exchange agent hereunder (the "Exchange Agent"). On the Escrow Closing Date, CNI shall deposit or shall cause to be deposited in trust with the Exchange Agent, the sum of $8,575,000, less any amounts required to be reserved for Dissenting Shares (such deposited cash amount being hereinafter referred to as the "Exchange Fund").

          (b) The Exchange Agent shall hold the Exchange Fund in escrow until the earliest of (i) receipt by the Exchange Agent of a copy of the joint written instructions of RSI and CNI to the Co-Escrow Agents pursuant to
     Section 2.4(d) to cause the Articles of Merger to be filed, whereupon the Exchange Agent shall use the Exchange Fund solely for the purposes set forth in subsections 2.3(d) through (g) below; (ii) receipt by the Exchange Agent of a notice from CNI pursuant to Section 2.4(d) that it is entitled, and so elects, to terminate this Agreement, whereupon the Exchange Agent shall promptly deliver the Exchange Fund to CNI; or (iii) the failure of the Exchange Agent to receive the notices under clause (i) or (ii) above prior to May 15, 1999, whereupon the Exchange Agent shall promptly deliver the Exchange Fund to CNI.

          (c) The  Exchange  Fund  may be  invested  by the  Exchange  Agent  as directed by CNI only in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively, "Permitted Investments") or in money market funds which are invested in Permitted Investments. Of the net earnings which are generated on the Exchange Fund, 50% of all net earnings generated from the Escrow Closing Date through the Closing Date shall be segregated from the Exchange Fund, reserved for CNI and paid to CNI as and when requested by CNI; and the remaining 50% of such net earnings generated

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

     for such period (such remaining 50% portion, net of the Cure Amount referenced in Section 2.4(d), is referred to herein as the "Adjustment Amount") shall be retained in the Exchange Fund and shall become a part of the Merger Consideration. If applicable, the Exchange Agent shall also deduct from the Adjustment Amount, and pay to CNI, the Cure Amount in accordance with the provisions of Section 2.4.

          (d) The Exchange Agent shall pay the Merger Consideration as provided for in this Section 2.3 out of the Exchange Fund. As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of either (i) an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of RSI Common Stock (the "Certificates") or (ii)
     Options, a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates or Options for payment therefor and conversion thereof.

          (e) Delivery of Certificates or Options shall be effected, and risk of loss and title to the Certificates or Options shall pass, only upon proper delivery of the Certificates or Options to the Exchange Agent and the form of letter of transmittal shall so reflect. Upon surrender to the Exchange Agent of a Certificate or Option, together with such letter of transmittal duly executed, the holder of such Certificate or Option shall be entitled to receive in exchange therefor, as promptly as practicable after the Effective Date, a check representing the Merger Consideration to which such holder shall have become entitled pursuant to this Article 2, and the Certificate or Option so surrendered shall forthwith be canceled.

          (f) If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate or Option is to be issued or paid to a person other than the person in whose name the Certificate or Option surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate or Option so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a check representing cash to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable.

          (g) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this
     Article 2, to deliver to CNI a bond in such reasonable sum as CNI may direct as indemnity against any claim that may be made against the Exchange

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     Agent,  CNI or the Surviving  Corporation  with respect to the  Certificate alleged to have been lost, mislaid, stolen or destroyed.

          (h) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of RSI Common Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in this Article 2.

          (i) Any portion of the Exchange Fund that remains unclaimed by the stockholders of RSI for six months after the Effective Date shall be returned to CNI, upon demand, and any holder of RSI Common Stock who has not theretofore complied with Section 2.3(d) shall thereafter look only to CNI for issuance of the consideration to which such holder has become entitled pursuant to this Article 2; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of RSI Common Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.4. COMPUTATION OF ADJUSTMENT AMOUNT.

          (a) No later than 30 days after the Escrow Closing Date, CNI shall prepare and deliver to the Board of Directors of RSI an unaudited statement of the current assets and current liabilities of the Company as of the Escrow Closing Date (the "Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles. CNI shall promptly make available to RSI and its accountants all work papers and other pertinent information used in connection therewith.

          (b) Within five days after the Closing Balance Sheet is delivered to RSI pursuant to subsection (a) above, RSI shall complete its examination thereof and shall deliver to CNI either (i) a written acknowledgment accepting the Closing Balance Sheet or (ii) a written report (the "Objection Report") setting forth in reasonable detail any proposed objections to the Closing Balance Sheet. A failure by RSI to deliver the Objection Report within the required five-day period shall constitute its acceptance of the calculations set forth in the Closing Balance Sheet.

          (c) During a period of 10 days following the receipt by CNI of the Objection Report, RSI and CNI shall attempt to resolve any differences they may have with respect to the matters raised in the Objection Report. In the event RSI and CNI fail to agree on any of CNI's proposed adjustments contained in the Objection Report within such 10-day period, then the parties will submit such dispute to the Phoenix office of Arthur Andersen, L.L.P., certified public accountants ("Independent Auditors"), to make the

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     final  determination,  prior to the 60th day after the Escrow Closing Date, with respect to the Closing Balance Sheet. The decision of the Independent Auditors shall be final and binding on the parties. The costs and expenses of the Independent Auditors and their services rendered pursuant to this subsection shall be borne equally by CNI and RSI.

          (d) If, after finalization of the Closing Balance Sheet (which shall be deemed to mean either the acceptance by RSI of the Closing Balance Sheet in accordance with Section 2.4(b) above or, if RSI delivers an Objection Report, upon the resolution of the matters raised in the Objection Report pursuant to Section 2.4(c) above, but which shall in no event occur prior to February 28, 1999), the Closing Balance sheet shall reveal that RSI shall not have been in compliance with the financial covenants set forth in
     Section 2.4(e) below (all computed in accordance with GAAP as of the Escrow Closing Date), then

               (i) if the Cure Amount (defined below) is equal to or less than the Adjustment Amount, the Cure Amount will be segregated from the Exchange Fund and will be paid over to CNI, whereupon CNI and RSI shall furnish joint written instructions to the Co-Escrow Agents (and a copy to the Exchange Agent) to file the Articles of Merger with the Corporation Commission of the State of Arizona;

               (ii) if the Cure Amount is greater than the Adjustment Amount, then CNI shall elect either to (X) waive its right to receive any Cure Amount in excess of the Adjustment Earnings (whereupon CNI and RSI shall furnish the joint written instructions described in the preceding clause (i)) or (Y) terminate this Agreement (whereupon CNI shall provide notice of such termination to the Co-Escrow Agents and the Exchange Agent); or

               (iii) For purposes of this Section 2.4(d)(i) and (ii), the "Cure Amount" shall mean the smallest dollar amount that would cure any and all deficiencies in the financial covenants listed in Section 2.4(e) below, it being understood that such amount may be applied to cure multiple covenants.

          (e) For purposes of this Section 2.4, RSI shall be required to be in compliance with the following financial covenants as of the Escrow Closing
     Date:

               (i) Cash and cash equivalents, plus net accounts receivable, minus customer deposits, shall exceed $1,925,000;

               (ii) Cash, plus net accounts receivable, plus inventory, minus total liabilities, shall exceed $2,475,000;

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               (iii) Total liabilities shall be less than $800,000;

               (iv)  Accounts payable shall be less than $475,000;

               (v)   Inventory shall be at least $900,000;

               (vi) Total assets, minus intangible assets, plus the value of intangible assets listed on Schedule 2.4 ($45,078.37), plus $800,000, minus total liabilities, shall be greater than $3,725,000; and

               (vii) Shareholders' equity shall be at least $2,925,000.


                                   ARTICLE 3.
                     REPRESENTATIONS AND WARRANTIES OF RSI

     RSI hereby represents and warrants to CNI and Merger Corp. as follows:

     3.1. ORGANIZATION AND GOOD STANDING OF RSI. RSI is a corporation duly organized, validly existing and in good standing under the laws of Arizona. RSI does not own any equity interest in any other corporation, partnership or similar entity.

     3.2. FOREIGN QUALIFICATION. RSI is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify would have a material adverse effect on (i) its business, operations, assets or financial condition (an "RSI Material Adverse Effect") or (ii) the validity or enforceability of, or the ability of RSI to perform its obligations under, this Agreement.

     3.3. CORPORATE POWER AND AUTHORITY. RSI has the corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently being conducted. RSI has the corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement and the Merger by its shareholders, to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by RSI of this Agreement has been duly authorized by all necessary corporate action (other than the approval of this Agreement and the Merger by its shareholders).

     3.4. BINDING EFFECT. This Agreement has been duly executed and delivered by RSI and is the legal, valid and binding obligation of RSI enforceable in accordance with its terms except that:

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          (a) enforceability  may be limited by bankruptcy,  insolvency or other similar laws affecting creditors' rights;

          (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

          (c) rights to indemnification may be limited by considerations of public policy.

     3.5. ABSENCE OF RESTRICTIONS AND CONFLICTS. Subject only to the approval of the adoption of this Agreement and the Merger by RSI's shareholders and except as set forth on SCHEDULE 3.5, the execution, delivery and performance of this Agreement and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of RSI, (ii) any "Material Contract" (as defined herein), (iii) any judgment, decree or order of any court or governmental authority or agency to which RSI is a party or by which RSI or its properties is bound, or (iv) any statute, law, regulation or rule applicable to RSI other than such violations, conflicts, breaches or defaults which would not have an RSI Material Adverse Effect. Except for the filing of the Articles of Merger with the Arizona Corporation Commission and publication thereof as required by the BCA, and compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), applicable state securities laws and the rules and regulations of the Nasdaq Stock Market, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to RSI is required in connection with the execution, delivery or performance of this Agreement by RSI or the consummation of the transactions contemplated hereby.

     3.6. CAPITALIZATION OF RSI.

          (a) The authorized capital stock of RSI consists of 20,000,000 shares of common stock, no par value. As of the date hereof, there were (i) 1,473,834 shares of RSI Common Stock issued and outstanding, (ii) 300,000 shares of RSI Common Stock reserved for issuance upon the exercise of outstanding Options, and (iii) no shares of RSI Common Stock held as treasury shares.

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          (b) All of the issued and outstanding  shares of RSI Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

          (c) To RSI's knowledge, other than as set forth on SCHEDULE 3.6, there are no voting trusts, stockholder agreements or other voting arrangements by the shareholders of RSI.

          (d) Except as set forth in subsection (a) above and in SCHEDULE 3.6, and except for the CNI Warrants, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating RSI to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of RSI.

     3.7. RSI SEC REPORTS. RSI has made available to CNI and Merger Corp. (i) RSI's Annual Report on Form 10-KSB for the year ended March 31, 1998, including all exhibits filed thereto and items incorporated therein by reference, (ii) RSI's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1998, including all exhibits thereto and items incorporated therein by reference, (iii) the proxy statement relating to RSI's meeting of shareholders held on August 14, 1998 and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by RSI with the Securities and Exchange Commission (the "SEC") since April 1, 1996, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "RSI SEC Reports"). As of their respective dates, the RSI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since April 1, 1996, RSI has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the applicable rules and regulations thereunder.

     3.8. FINANCIAL STATEMENTS AND RECORDS OF RSI. RSI has made available to CNI and Merger Corp. true, correct and complete copies of the following financial statements (the "RSI Financial Statements"):

          (a) the financial statements of RSI of March 31, 1997 and 1998, and for the years then ended, including the notes thereto, in each case examined by and accompanied by the report of Semple & Cooper, LLP (collectively, the "RSI Year-End Statements"); and

          (b) the unaudited balance sheet of RSI as of June 30, 1998 (the "RSI Balance Sheet"), with any notes thereto, and the related unaudited statement of income for the three months then ended (collectively, the "RSI Quarterly Statements").

The RSI Year-End Statements and the RSI Quarterly Statements present fairly, in all material respects, the financial position of RSI as of the dates thereof and the results of operations and cash flows thereof for the periods then ended, in each case in conformity with generally accepted accounting principles ("GAAP"), consistently applied, except as noted therein. Since March 31, 1998, there has been no change in accounting principles or standards applicable to, or methods of accounting (including valuation methods) utilized by, RSI, except as specifically noted in the RSI Financial Statements. The books and records of RSI have been and are being maintained in accordance with good business practice, reflect only valid transactions and are complete and correct in all material respects.

     3.9. ABSENCE OF CERTAIN CHANGES. Since March 31, 1998, RSI has not, except as otherwise set forth on SCHEDULE 3.9:

          (a)  suffered any adverse change in the business,  operations, assets,
     or  financial   condition,   except  as  reflected  on  the  RSI  Quarterly
     Statements;

          (b) suffered any damage or destruction to or loss of the assets of RSI, whether or not covered by insurance, which property or assets are material to the operations or business of RSI taken as a whole, or lost the business relationship of any significant customer of RSI;

          (c) settled, forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims other than in the ordinary course of business;

          (d) entered into or terminated any material agreement, commitment or transaction, or agreed to make or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

          (e) written up, written down or written off the book value of any material amount of assets or changed any valuation methods or other accounting standards;

          (f)  declared,   paid  or  set  aside  for  payment  any  dividend  or
     distribution with respect to RSI's capital stock or repurchased any such capital stock;

          (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of RSI's capital stock or securities (other than shares issued upon exercise of the Options) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

          (h) increased the compensation of, paid any bonuses to or made or guaranteed any loan in excess of $1,000 in favor of any employees or contributed to any employee benefit plan, other than in accordance with accruals set forth on the RSI Quarterly Statements;

          (i) entered into any employment, consulting or compensation agreement with any person or group, providing for payment in excess of $5,000 by RSI;

          (j) entered into any collective bargaining agreement with any person or group;

          (k)  entered into, adopted or amended any employee benefit plan;

          (l)  created,   incurred  or  assumed  any  debt  for  borrowed  money
     (including obligations in respect of capital leases);

          (m) acquired or disposed of any material asset other than inventory in the ordinary course of business;

          (n) entered into any transaction outside the ordinary course of business; or

          (o)  entered into any agreement to do any of the foregoing.

     3.10. NO MATERIAL UNDISCLOSED LIABILITIES. There are no liabilities or obligations of RSI of any nature, whether absolute, accrued, contingent, or otherwise, other than the liabilities and obligations that are reflected, accrued or reserved against on the RSI Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since March 31, 1998.

     3.11. TAX RETURNS; TAXES. RSI has duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by RSI with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against RSI, nor has RSI received notice of any such deficiency, delinquency or default. RSI has no material tax liabilities other than those reflected on RSI Balance Sheet and those arising in the ordinary course of business since the date thereof. RSI will make available to CNI true, complete and correct copies of RSI's U.S. federal tax returns for the last five years and make available such other tax returns requested by CNI. The U.S. federal income tax liabilities of RSI have been calculated in accordance the guidelines of the Internal Revenue Service. The Internal Revenue Service has audited RSI for all fiscal years up to and including the year ended March 31, 1995. At March 31, 1998, the net operating loss carryforward of RSI was at least $2,100,000.

     3.12. MATERIAL CONTRACTS. RSI has furnished or made available to CNI accurate and complete copies of the Material Contracts (as defined herein) applicable to RSI. Except as set forth on SCHEDULE 3.12, there is not under any of the Material Contracts any existing breach, default or event of default by RSI nor event that with notice or lapse of time or both would constitute a breach, default or event of default by RSI other than breaches, defaults or events of default which would not have an RSI Material Adverse Effect, nor does RSI know of, and RSI has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have an RSI Material Adverse Effect. As used herein, the term "Material Contracts" shall mean the following:

          (i) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality agreements;

          (ii) leases, whether as lessor or lessee; loan agreements, mortgages, indentures, instruments of indebtedness or commitments in each case involving indebtedness for borrowed money or money loaned to others; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

          (iii) contracts with third parties that involve aggregate payments by RSI after the date hereof of more than $25,000 per annum;

          (iv)  insurance policies material to the business of RSI; and

          (v) other contracts that are material to the operations, business or financial condition of RSI.

     3.13. LITIGATION AND GOVERNMENT CLAIMS. Except as disclosed on SCHEDULE 3.13, there is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry against RSI. To the knowledge of RSI, there are no such proceedings threatened or contemplated. RSI is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of RSI, any governmental restriction applicable to RSI which is reasonably likely (i) to have an RSI Material Adverse Effect or (ii) to cause a material limitation on CNI's ability to operate the business of RSI (as it is currently operated) after the Effective Date.

     3.14. COMPLIANCE WITH LAWS. RSI has all material authorizations, approvals, licenses and orders to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party. RSI has been and is, to the knowledge of RSI, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part hereof are subject in any material respect.

     3.15. EMPLOYEE BENEFIT PLANS. Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of RSI (collectively the "Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. None of the Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither RSI nor any of its directors, officers, employees or agents has, with respect to any Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions.

     3.16. EMPLOYMENT AGREEMENTS; LABOR RELATIONS.

           (a) SCHEDULE 3.16 sets forth a complete and accurate list of all material employee benefit or compensation plans, agreements and arrangements to which RSI is a party and which is not disclosed in the RSI SEC Reports, including without limitation (i) all severance, employment, consulting or similar contracts, (ii) all material agreements and contracts with "change of control" provisions or similar provisions and (iii) all indemnification agreements or arrangements with directors or officers.

          (b) RSI is in compliance in all material respects with all laws (including Federal and state laws) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against RSI pending before the National Labor Review Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of RSI, threatened against or involving or affecting RSI and no National Labor Review Board representation question exists respecting its employees. Except as set forth on SCHEDULE 3.16, no grievance or arbitration proceeding is pending and no written claim therefor has been delivered to RSI. There is no collective bargaining agreement that is binding on RSI.

     3.17. INTELLECTUAL PROPERTY. RSI owns or has valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of RSI, without any known conflict with the rights of others. RSI has not received any notice from any other person pertaining to or challenging the right of RSI to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to RSI.

     3.18. REAL ESTATE; ENVIRONMENTAL LAWS.

           (a) (i) Applicable zoning ordinances permit the operation of RSI's business at its 444 West Fairmont, Tempe, Arizona leased site (the "Real Estate"); (ii) RSI has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the business; and (iii) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received. No such condemnation, requisition or taking is threatened or contemplated, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Real Estate. To the knowledge of RSI, (i) the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and (ii) there is no material liability under past or current law with respect to any hazardous wastes or substances which have been disposed of on or in the Real Estate.

           (b) RSI has not received any notice of, and has no actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

           (c) RSI has complied with all environmental, health and safety laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand has been filed or commenced against RSI alleging any failure so to comply. RSI has obtained and is in compliance with all permits, licenses and other authorizations which are required under environmental, health and safety laws. No hazardous or toxic material exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental, health or safety laws. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials or particulate matter regulated as hazardous or toxic under any environmental, health or safety law. For purposes of this Section, "environmental, health and safety laws" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

     3.19. CONDITION OF ASSETS. All of the assets (other than inventory) of RSI viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are reasonably suitable for the uses for which intended, free from any defects known to RSI, except such minor defects, as do not substantially interfere with the continued use thereof. RSI has in force such insurance of its properties and operations as is set forth on SCHEDULE 3.19.

     3.20. ACCOUNTS RECEIVABLE. The accounts receivable set forth on the RSI Quarterly Statements are reflected thereon in accordance with GAAP. The allowance for collection losses on the RSI Quarterly Statements has been determined in accordance with GAAP consistent with past practice. The accounts receivable arising since the date of the RSI Quarterly Statements are valid and genuine subject to no setoffs or counterclaims and are collectible in the ordinary course of business, subject to RSI's recorded reserve for doubtful accounts.

     3.21. INVENTORY. All inventory used in the conduct of the operations of the business reflected on the RSI Quarterly Statements or acquired since the date thereof, was acquired and has been maintained in the ordinary course of business, consists substantially of good and merchantable quality and, other than after acquired inventory, has been recorded on the RSI Quarterly Statements in accordance with GAAP.

     3.22. YEAR 2000. All operating system, application and other computer software owned by or licensed to RSI, and all computer hardware and related equipment leased or owned by RSI, is currently Year 2000 compliant, or to the extent that such software or hardware is not currently Year 2000 compliant, RSI has in place and is implementing detailed plans to ensure that such software and hardware will be Year 2000 compliant no later than June 30, 1999.

     3.23. BROKERS AND FINDERS. None of RSI or its officers or directors has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. RSI is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF CNI AND MERGER CORP.

     CNI and Merger Corp. hereby represent and warrant to RSI as follows:

     4.1. ORGANIZATION AND GOOD STANDING. Each of CNI and Merger Corp. is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     4.2. CORPORATE POWER AND AUTHORITY. Each of CNI and Merger Corp. has the corporate power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as currently being conducted. Each of CNI and Merger Corp. has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by CNI and Merger Corp. of this Agreement have been duly authorized by all necessary corporate action.

     4.3. BINDING EFFECT. This Agreement has been duly executed and delivered by CNI and Merger Corp. and is the legal, valid and binding obligation of CNI and Merger Corp., enforceable in accordance with its terms except that:

          (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

          (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

          (c) rights to indemnification may be limited by considerations of public policy.

     4.4 ABSENCE OF RESTRICTIONS AND CONFLICTS. Subject only to the approval of the adoption of this Agreement, the Merger and the Warrant by each of CNI's and Merger Corp.'s shareholders, the execution, delivery and performance of this Agreement and the Warrant and the consummation of the Merger and the fulfillment of and compliance with the terms and conditions of this Agreement and the Warrant do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Incorporation or Bylaws of each of CNI and Merger Corp., (ii) any judgment, decree or order of any court or governmental authority or agency to which either CNI or Merger Corp. is a party or by which either CNI or Merger Corp. or its properties are bound, or (iii) any statute, law, regulation or rule applicable to each of CNI and Merger Corp. other than such violations, conflicts, breaches or defaults which would not have a material adverse effect on the business, operations, assets or financial condition of either CNI or Merger Corp. Except for the filing of the Articles of Merger with the Arizona Corporation Commission and publication thereof as required by the BCA, compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to each of CNI and Merger Corp. is required in connection with the execution, delivery or performance of this Agreement and the Warrant by each of CNI and Merger Corp. or the consummation of the transactions contemplated hereby.

     4.5 BROKERS AND FINDERS. Except for ECDI Capital Corp. (the fees of which shall be paid by CNI), none of CNI or its officers or directors has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. CNI is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 5.
                        CERTAIN COVENANTS AND AGREEMENTS

     5.1. CONDUCT OF BUSINESS BY RSI. From the date hereof to the Escrow Closing Date, RSI will, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed on the schedules hereto or consented to in writing by CNI:

          (a) carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any material agreement, transaction or activity or make any material commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

          (b)  neither change nor amend its Articles of Incorporation or Bylaws;

          (c) other than pursuant to the exercise of the Options outstanding on the date hereof, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of any of the capital stock of RSI or rights or obligations convertible into or exchangeable for any shares of the capital stock of RSI and not alter the terms of any presently outstanding options or option plans or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of RSI;

          (d) not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of RSI and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of RSI or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of RSI or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

          (e) not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity, or dispose of any material asset other than the sale of inventory in the ordinary course of business;

          (f) use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of RSI, to keep the officers and employees of RSI available to RSI and to preserve the relationships of RSI with suppliers, customers and others having business relations with any of them;

          (g) not (i) create, incur or assume any debt (including obligations in respect of capital leases) or, except in the ordinary course of business under existing lines of credit, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans or advances in excess of $1,000 to any other person, or (iv) make any capital contributions to, or investments in, any person;

          (h) not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable, or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice (it being understood by the parties hereto that for the purposes of (ii) and
     (iii) above increases in compensation shall include any increase pursuant to any option, bonus, stock purchase, pension, profit-sharing, deferred
     compensation,   retirement   or  other  plan,   arrangement,   contract  or
     commitment);

          (i) not make or incur any individual capital expenditure in excess of $5,000 or capital expenditures in the aggregate in excess of $10,000 except as disclosed on Schedule 5.1(i) for purposes of becoming Year 2000 compliant (as used herein, "capital expenditure" shall mean all payments in respect of the cost of any fixed asset or improvement or replacement, substitution or addition thereto which is deemed a long-term asset under GAAP, including those costs arising in connection with the acquisition of such assets by way of increased product or service charges or offset items or in connection with capital leases);

          (j) perform all of its obligations under all Material Contracts (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that would be a Material Contract other than contracts to provide services entered into in the ordinary course of business; and

          (k) prepare and file all federal, state, local and foreign returns for taxes and other tax reports, filings and amendments thereto required to be filed by it, and allow CNI, at its request, to review all such returns, reports, filings and amendments at RSI's offices prior to the filing thereof, which review shall not interfere with the timely filing of such returns.

     In connection with the continued operation of the business of RSI between the date of this Agreement and the Escrow Closing Date, RSI shall confer in good faith and on a regular and frequent basis with one or more representatives of

CNI designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, upon reasonable notice not less than 24 hours in advance, RSI will allow CNI employees and agents to be present at RSI's business locations during normal business hours to observe the business and operations of RSI. Between the Escrow Closing Date and the Effective Date, RSI will allow CNI employees and agents to be present at RSI's business locations without the requirement of advance notice, and RSI shall not take any action which CNI reasonably asserts would constitute a violation of
Section 5.1 hereof. RSI acknowledges that CNI does not and will not waive any rights it may have prior to the Escrow Closing Date under this Agreement as a result of such consultations, nor shall CNI be responsible for any decisions made by RSI's officers and directors with respect to matters which are the subject of such consultation.

     5.2. NOTICE OF ANY MATERIAL CHANGE. RSI shall, promptly after the first notice or occurrence thereof, advise CNI in writing of any event or the existence of any state of facts that would make any of its representations and warranties in this Agreement untrue in any material respect.

     5.3.  INSPECTION AND ACCESS TO INFORMATION.

          (a) Between the date of this Agreement and the Escrow Closing Date, RSI will provide to CNI and its accountants, counsel and other authorized representatives reasonable access, during normal business hours to its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause its officers to furnish to CNI and its authorized representatives such financial, technical and operating data and other information pertaining to its business, as CNI shall from time to time reasonably request.

          (b) CNI and its representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning RSI acquired pursuant to the transactions contemplated hereby in the event that the Merger is not consummated. All files, records, documents, information, data and similar items relating to the confidential information of RSI, whether prepared by CNI or otherwise coming into its possession (other than information which (i) is or becomes generally available to the public other than as a result of a disclosure by CNI or its representatives, (ii) is or becomes available to CNI from a source other than RSI, its subsidiaries or RSI's representatives, provided that such source is not, and was not, bound by a confidentiality agreement with RSI or any of its affiliates or representatives or (iii) RSI agrees in writing was available to CNI on a nonconfidential basis prior to disclosure), shall remain the exclusive property of RSI and shall be promptly delivered to RSI upon termination of this Agreement.

     5.4. SHAREHOLDERS' MEETING; PROXY STATEMENT.

          (a) RSI shall call a meeting of its shareholders to be held as soon as practicable after the date hereof for the purpose of voting upon the Merger and this Agreement (the "Special Meeting").

          (b) RSI will use its reasonable efforts to hold the Special Meeting as promptly as practicable and will, through its Board of Directors, recommend to its shareholders approval of the Merger and this Agreement at the Special Meeting; provided, however, that such recommendation is subject to any action taken by, or upon the authority of, the Board of Directors of RSI in a response to an Acquisition Proposal (as defined hereinafter) and in the exercise of its good faith judgment as to its fiduciary duties to the shareholders of RSI, which such judgment is based upon the advice of independent, outside legal counsel that a failure of the Board to withdraw, modify or change its recommendation due to an Acquisition Proposal would be likely to constitute a breach of its fiduciary duties to such shareholders.

          (c) As promptly as practicable but in no event later than 30 days after the execution of this Agreement, RSI shall promptly prepare and file with the SEC a proxy statement with respect to the Special Meeting (the "Proxy Statement"). Each of CNI and RSI agrees to provide as promptly as practicable to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the other party, may be required or appropriate or is customary for inclusion in the Proxy Statement, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement. The information provided by CNI and RSI for use in the Proxy Statement shall be true and correct in all material respects without omission of any material fact which is required to make such information not false or misleading.

          (d) At the time the Proxy Statement is mailed to RSI's shareholders, the Proxy Statement will (i) not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein as necessary, in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary and
     (ii) comply in all material respects with the provisions of the Exchange Act, as applicable, and the rules and regulations thereunder; provided, however, no representation is made by RSI with respect to statements made in the Proxy Statement based on information supplied by CNI expressly for inclusion or incorporation by reference in the Proxy Statement or information omitted with respect to CNI.

     5.5. REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION. Subject to the other provisions of this Agreement, the parties hereby shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

          (a) RSI and CNI shall promptly make their respective filings and submissions and shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any federal, state or local governmental agency or regulatory body with jurisdiction over the transactions contemplated by this Agreement.

          (b) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

          (c) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of RSI or CNI, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Escrow Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article 6 or 7 and (ii) any failure of RSI or CNI, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     5.6. PUBLIC ANNOUNCEMENTS. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless CNI or RSI is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable Nasdaq Stock Market rule and then only after making a reasonable attempt to comply with the provisions of this Section).

     5.7. NO SOLICITATIONS. From the date hereof until the Escrow Closing Date or until this Agreement is terminated or abandoned as provided in this Agreement, RSI shall not directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information to, any corporation, partnership, person or other entity or group (other than CNI, an affiliate of CNI or their authorized representatives pursuant to this Agreement) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving RSI, and RSI will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence; provided, however, that RSI, its officers, directors, advisors and its financial and legal representatives and consultants shall not be prohibited prior to the Escrow Closing Date from taking any action described in (ii) above to the extent such action is taken by, or upon the authority of, the Board of Directors of RSI in the exercise of good faith judgment as to its fiduciary duties to the shareholders of RSI, which judgment is based upon the advice of independent, outside legal counsel that a failure of the Board of Directors of RSI to take such action would be likely to constitute a breach of its fiduciary duties to such shareholders; PROVIDED FURTHER, that nothing in this Section 5.7 shall prevent RSI or the Board of Directors from taking, and disclosing to RSI's shareholders, a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer or from making such disclosure to RSI's shareholders which, as advised in an opinion of counsel, is required under applicable law. RSI will notify CNI promptly if RSI becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, RSI with respect to an Acquisition Proposal, and RSI shall promptly deliver to CNI any written inquiries or proposals received by RSI relating to an Acquisition Proposal, except, in each case, when RSI has been advised by independent outside counsel for RSI that providing such information to CNI would be likely to result in a breach of the fiduciary duties of RSI's Board of Directors to RSI's shareholders. Each time, if any, that the Board of Directors of RSI determines, upon advice of such legal counsel and in the exercise of its good faith judgment as to its fiduciary duties to shareholders, that it must enter into negotiations with, or furnish any information to, any corporation, partnership, person or other entity or group (other than CNI, an affiliate of CNI or their authorized representatives) concerning any Acquisition Proposal, RSI will give CNI prompt notice of such determination, except in instances where RSI receives the advice of independent, outside legal counsel for RSI that providing such information to CNI would be a breach of the fiduciary duties of RSI's Board of Directors.

     5.8 SURVIVAL OF COVENANTS AND AGREEMENTS. All of the covenants and agreements contained in this Article 5, except those contained in Section 5.4, shall survive from the Escrow Closing Date to the Effective Date.

                                   ARTICLE 6.
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF RSI

     Except as may be waived by RSI, the obligations of RSI to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Escrow Closing Date of each of the following conditions:

     6.1. COMPLIANCE. CNI shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by CNI on or before the Escrow Closing Date.

     6.2. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by CNI in this Agreement shall be true and correct in all material respects at and as of the Escrow Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Escrow Closing Date, except for changes permitted or contemplated by this Agreement.

     6.3. CERTIFICATES. RSI shall have received a certificate or certificates, executed on behalf of CNI by an executive officer of CNI, to the effect that the conditions contained in Sections 6.1 and 6.2 hereof have been satisfied.

     6.4. SHAREHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of all of the outstanding shares (as of the "record date" set forth in the Proxy Statement) of RSI Common Stock.


                                   ARTICLE 7.
          CONDITIONS PRECEDENT TO OBLIGATIONS OF CNI AND MERGER CORP.

     Except as may be waived by CNI and Merger Corp., the obligations of CNI and Merger Corp. to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Escrow Closing Date, of each of the following conditions:

     7.1. COMPLIANCE. RSI shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by it on or before the Escrow Closing Date.

     7.2. REPRESENTATIONS AND WARRANTIES. All of the representations and warranties made by RSI in this Agreement shall be true and correct in all material respects at and as of the Escrow Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Escrow Closing Date, except for changes permitted or contemplated by this Agreement.

     7.3. CERTIFICATES. CNI shall have received a certificate or certificates, executed on behalf of RSI by an executive officer of RSI, to the effect that the conditions in Sections 7.1 and 7.2 hereof have been satisfied.

     7.4. DUE DILIGENCE. The due diligence review of RSI's business conducted by CNI shall not have revealed any item which in CNI's reasonable judgment would constitute a material adverse change or a prospect of a material adverse change in a particular balance sheet or statement of income item of RSI.

     7.5  EMPLOYMENT AGREEMENTS.   CNI  shall  have   entered   into  employment
agreements  with the executive  management of RSI in the form attached hereto as
EXHIBIT 7.5.


                                    ARTICLE 8.
                                  MISCELLANEOUS

     8.1. TERMINATION. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time:

          (a) on or before the Effective Date, by mutual consent of RSI and CNI;

          (b) on or before the Escrow Closing Date, by CNI if there has been a material misrepresentation or breach of warranty in the representations and warranties of RSI set forth herein or a failure to perform in any material respect a covenant on the part of RSI with respect to its representations, warranties and covenants set forth in this Agreement;

          (c) on or before the Escrow Closing Date, by RSI if there has been a material misrepresentation or breach of warranty in the representations and warranties of CNI set forth herein or a failure to perform in any material respect a covenant on the part of CNI with respect to its representations, warranties and covenants set forth in this Agreement;

          (d) by either of CNI or RSI if the Escrow Closing Date has not occurred by March 31, 1999, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it;

          (e) on or before the Escrow Closing Date, by either of RSI or CNI if the transactions contemplated hereby violate any nonappealable final order, decree, or judgment of any court or governmental body or agency having competent jurisdiction;

          (f) on or before the Escrow Closing Date, by RSI if in the exercise of the good faith judgment of its Board of Directors (which judgment is based upon the advice of independent, outside legal counsel) as to its fiduciary duties to its shareholders such termination is required by reason of an Acquisition Proposal or, if the Board of Directors of RSI withdraws or materially modifies or changes its recommendation to its shareholders to approve this Agreement and the Merger if there exists at such time an Acquisition Proposal for RSI and such change in recommendation is based upon the advice of independent, outside legal counsel;

          (g) on or before the Escrow Closing Date, by CNI if the RSI Board of Directors withdraws or materially modifies or changes its recommendation to the shareholders of RSI to approve this Agreement and the Merger if there exists at such time an Acquisition Proposal; and

          (h) by CNI in accordance with clause (ii)(Y) of Section 2.4(d).

     8.2. EXPENSES. If the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     8.3. ENTIRE AGREEMENT. This Agreement and the exhibits hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

     8.4. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the occurrence of the Merger.

     8.5. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     8.6. NOTICES. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be sent by facsimile transmission, next-day courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, addressed as follows:

          (i)  If to RSI:

               444 West Fairmont
               Tempe, Arizona 85282
               Attn: Scott W. Ryan, Chairman
               Telephone: 602-968-1772
               Fax: 602-894-1907

               with a copy (which shall not constitute notice) to:

               Fennemore Craig
               3003 N. Central, Suite 2600
               Phoenix, Arizona 85012-2913
               Attn: Karen McConnell
               Telephone: 602-916-5307
               Fax: 602-916-5507

         (ii)  If to CNI or Merger Corp.:

               10390 Brockwood Road
               Dallas, Texas 75238
               Attn: Michael O'Neal, CEO
               Telephone: 214-340-6400
               Fax: 214-340-8269

               with a copy (which shall not constitute notice) to:

               Crouch & Hallett, L.L.P.
               717 North Harwood Street, Suite 1400
               Dallas, Texas  75201
               Attention: Bruce H. Hallett
               Telephone:  214-922-4120
               Fax:  214-953-0576

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served, or sent. Each notice, demand, request, or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     8.7. SUCCESSORS; ASSIGNMENTS. This Agreement and the rights, interests, and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

     8.8. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Arizona (except the choice of law rules thereof).

     8.9. WAIVER AND OTHER ACTION. This Agreement may be amended, modified, or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     8.10. SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; and in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

     8.11. NO THIRD PARTY BENEFICIARIES. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto and their shareholders, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

     8.12. MUTUAL CONTRIBUTION. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted or the provision contains a covenant of such party.

     8.13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

     8.14. MEDIATION. If within 10 days of the receipt of notice of a controversy or dispute among the parties, the controversy or dispute is not settled through negotiation, then any party may refer the controversy or dispute to mediation under the Commercial Mediation Rules of the American Arbitration Association. The mediator shall be appointed within 10 days of the initiation of the mediation. The mediation shall be held in Dallas, Texas. If the controversy or dispute is not settled within 30 days after the appointment of the mediator, then any party may refer the controversy or dispute to arbitration in accordance with Section 8.15 hereof. Notwithstanding the foregoing, CNI's failure to deposit the required cash amount to the Exchange Fund in accordance with Section

2.3(a) shall not constitute a controversy or dispute that is subject to mediation. In the event CNI fails to comply with its obligations pursuant to said Section 2.3(a), it (a) consents to submit itself to personal jurisdiction of any federal or state court in the State of Arizona and (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court.

     8.15. ARBITRATION. Any controversy or dispute among the parties arising in connection with this Agreement shall first be submitted for mediation in accordance with Section 8.14 hereof. Failing settlement through such mediation, the dispute shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Dallas, Texas. Fees incurred by each party in such arbitration shall be borne by the party incurring such fees. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Notwithstanding the foregoing, CNI's failure to deposit the required cash amount to the Exchange Fund in accordance with Section 2.3(a) shall not constitute a controversy or dispute that is subject to arbitration. In the event CNI fails to comply with its obligations pursuant to said Section 2.3(a), it (a) consents to submit itself to personal jurisdiction of any federal or state court in the State of Arizona and (b) agrees that it will not attempt to deny such personal jurisdiction by motion or other request for leave from any such court.


                         [signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                       CORT INVESTMENT GROUP, INC.


                                       By: /s/ Michelle Swanger, President
                                           -------------------------------------


                                       RSI ACQUISITION CORP.


                                       By: /s/ Michelle Swanger, President
                                           -------------------------------------



                                       RECONDITIONED SYSTEMS, INC.


                                       By: /s/ Scott W. Ryan
                                           -------------------------------------

                   SCHEDULES TO AGREEMENT AND PLAN OF MERGER
                            DATED OCTOBER 30, 1998:

GENERAL

These Schedules are attached to and form a part of that creation Agreement and Plan of Merger (the "Agreement") dated October 30,1998 among Cort Investment Group, Inc., RSI Acquisition Corp., and Reconditioned Systems, Inc.

Unless otherwise defined or unless the context otherwise requires, capitalized terms used in the Schedules shall have the meanings ascribed to them in the Agreement. The Schedule numbers, heading and any reference in these Schedules to a Section of the Agreement are for convenience only and are not intended to limit, and shall not be construed as limiting, the disclosures contained herein which may also be applicable to another Section or Sections.

The following Schedules comprise the disclosures authorized by the Agreement.


                                  SCHEDULE 3.5

RSI must obtain written approval of the Merger and/or the grant of the lien on RSI's assets to CNI's lenders from the following third parties:

M&I Thunderbird Bank  (Commercial Lender)
One East Camelback Road
Phoenix, Arizona  85016

Glenborough Properties (Landlord)
2633 East Indian School Road, Suite 320
Phoenix, Arizona  85016

Frieden Neopost  (Postage Machine)
315 S. 48th St., Suite 110
Tempe, Arizona  85281

Penske Truck Leasing  (Truck)
2219 S. 2nd Place
Phoenix, Arizona  85004

Advanta Business Systems (Postal Machine)
P.O. Box 1228
Voorhees, New Jersey  08043-1228


                                  SCHEDULE 3.6

RSI has entered into stock option agreements with each of Dirk Anderson, Wayne Collignon, and Scott Ryan. These stock option agreements provide that if the optionee's employment with RSI is terminated for any reason other than the optionee's death, the option may be exercised at any time within three months after the date of termination but not more than ten years after the grant of the option.

Additionally, the 1997 RSI Stock Option Plan permits the Board of Directors, in its sole discretion, to accelerate the benefits of any award under the Plan in the event of a Corporate Transaction or Change of Control. A "Corporate

Transaction" includes any reverse merger in which RSI is the surviving entity but in which securities possessing more than 50% of the total combined voting power of RSI's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such merger. A "Change of Control" is a change in ownership or control of RSI either by (i) the direct or indirect acquisition by any person or related group of persons other than RSI or a person that directly or indirectly controls, is controlled by, or is under common control with, RSI of beneficial ownership (within the meaning of Rule 13d-13 of the Exchange Act) of securities possessing more than 50% of the total combined voting power of RSI's outstanding securities pursuant to a tender or exchange offer made directly to RSI's shareholders or other transaction, in each case which RSI's Board of Directors does not recommend such shareholders to accept; or (ii) a change in the composition of the RSI Board of Directors over a period of 36 consecutive months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either have been Board member continuously since the beginning of such period or have been elected or nominated for election as Board members during such period or have been elected or nominated for election as Board members during such period by at least a majority of the Board members continuously serving at the beginning of such period who were still in office at the time such election or nomination was approved by the Board.


                                  SCHEDULE 3.9

RSI has not experienced the changes set forth in subsections (a) through (g) and
(j) through (o).

(h) RSI has increased the compensation of the following employees since March 31, 1998 in excess of $1,000 in the following annual dollar amount (assuming a 40 hour work week):

Stephanie Yrun          $   2,500.00   Wade Thompson         $   3,120.00
Harvey Foster IV        $   1,040.00   Richard Thompson      $   1,560.00
Paul Serpa              $   1,560.00   Sheldon Sweat         $   1,560.00
David Kendrick          $   2,080.00   Ricardo Lopez         $   1,040.00
Shannan Crawford        $   2,500.00   Calixtro Lopez        $   1,040.00
James Allen             $   1,040.00   Kris Mohlin           $   2,000.00
Harvey Foster III       $   1,040.00   Thu Le                $   1,560.00
David Gossett           $   1,040.00   Calistro Lopez        $   1,040.00
John Greeson            $   1,040.00   Elliot Frayre         $   2,080.00
Karla Herman            $   3,750.00   Roderick Jackson      $   2,080.00
Kelly Beacham           $   1,040.00   Gay Thach             $   1,560.00


(i) See Schedule 3.16 for a list of employment, consulting or compensation agreements with any person or group providing for payment in excess of $5,000 by RSI.

                                 SCHEDULE 3.11

As of March 31, 1998, the net operating loss carryforward of RSI was approximately $2.1 million or federal income taxes and approximately $1.9 million for Arizona state income taxes.


                                 SCHEDULE 3.12

RSI has furnished CNI with summaries and certificates of insurance, but has not provided CNI copies of the insurance policies. These policies are available on request.


                                 SCHEDULE 3.13

RSI is a party to a lawsuit filed in Texas, entitled Furniture Man, Inc. v. Reconditioned Systems, Inc. The lawsuit includes a counterclaim by RSI against Furniture Man, Inc. ("FMI"). The claim and counterclaim result from a contract dispute, with both parties alleging breach of contract. The court ruled in favor of RSI, and ordered FMI to pay approximately $9,807.23 to RSI for damages and RSI's court costs and legal fees. FMI filed a motion for a new trial, which the court denied. Judgment will become final on October 28, 1998.


                                 SCHEDULE 3.16

(a) RSI has entered into Retail Salesperson Compensation Agreements with the following individuals (see Supplement A attached):

     Anne St. Lawrence
     John Fritz
     Michelle Martin-Craig
     Deborah Rhodes
     Jeff Johnsen
     Paul Campbell

     RSI has entered into Wholesale Salesperson Compensation Agreements with the following individuals (see Supplement B attached):

     Melissa Doyle
     George Scott Kimball

     RSI's employee benefit plans include the following:

     Blue Cross/Blue Shield Medical Insurance
     Guardian Dental Insurance
     Standard Insurance Long-term and Short-term Disability Insurance Guardian Life Insurance
     RSI 401(k) Retirement Savings Plan

     RSI's  articles  or   incorporation   and  bylaws  contain   identification
     provisions in favor of directors, officers and agents.

     RSI has entered into Indemnification Agreements with its directors dated August 5, 1996. These Indemnification Agreements were approved by the RSI shareholders.

(b) There are no grievances or arbitration proceedings that are pending, and RSI has not received any written claim therefor.


                                 SCHEDULE 3.19

None


                                 SCHEDULE 3.22

RSI has determined that its current accounting software and the majority of its computer hardware are not Year 2000 compliant. RSI is currently investigating hardware and software options. At this time, RSI is strongly favoring the purchase of Dynamics Accounting and Manufacturing software and conversion to a Windows NT operating systems environment for its networking needs. In addition, the majority of RSI's hardware will be replaced with upgraded systems. The estimated cost to complete this project is:

     Dynamics Computer Software                           $30,000
     Computer Training and Installation                   $65,000
     Training and Support                                 $ 5,000


At the request of CNI, RSI agrees that unless RSI receives the prior consent of CNI to proceed, RSI will delay the implementation of a Year 2000 solution as long as the Merger is proceeding to conclusion in good faith.

                                  EXHIBIT 7.5

(Employment Agreements for Dirk D. Anderson and Wayne R. Collignon - Previously filed pursuant to Regulation S-B - See Exhibits 10.25 and 10.26).


SUPPLEMENT A

                           RECONDITIONED SYSTEMS, INC.
                             COMPENSATION AGREEMENT



NAME:          John K. Fritz

DRAW:          $27,000 annually, $1,038.46 bi-weekly

COMMISSIONS:   25% of gross profit for all sales on which the gross profit is at least 20%. For sales on which the gross profit is less than 20%, the commission % will be equal to the gross profit %.


Commissions earned in excess of draws received will be paid by the end of the month following the month in which they were earned. Following an initial three month grace period, draws received in excess of commissions earned will be carried forward. If, subsequent to the initial grace period, draws received exceed commissions earned for a period of three months, RSI may terminate your employment without prejudice. If at the conclusion of your employment your draws received exceed your commissions earned, you are required to repay the excess draws (excluding any excess accumulated during your grace period).

Commissions will be earned on invoiced shipments only. Any additional costs incurred by the Company as a result of errors made by you, your failure to obtain proper credit information, or your failure to cooperate in collection efforts will directly reduce your commissions.

All other terms of your employment are outlined in the RSI Employee Handbook.

These terms are be kept confidential between you and RSI Management. Disclosure of this Compensation Agreement to any other RSI employee or anyone else will result in termination of this Compensation Agreement.






--------------------------------             -----------------------------------
John K. Fritz                                Wayne R. Collignon, President & CEO
                                             Reconditioned Systems, Inc.

SUPPLEMENT B

                           RECONDITIONED SYSTEMS, INC.
                             COMPENSATION AGREEMENT



NAME:          Scott Kimball

DRAW:          $40,000 annually, $1,538.46 bi-weekly

COMMISSIONS:   5% of wholesale  gross profit between $50,000 and $74,999 monthly and 10% of wholesale gross profit in excess of $75,000 monthly.


Commissions will be paid by the end of the month following the month in which they were earned.

Commissions will be earned on invoiced shipments only. Any additional costs incurred by the Company as a result of errors made by you, your failure to obtain proper credit information, or your failure to cooperate in collection efforts will directly reduce your commissions.

All other terms of your employment are outlined in the RSI Employee Handbook.

These terms are be kept confidential between you and RSI Management. Disclosure of this Compensation Agreement to any other RSI employee or anyone else will result in termination of this Compensation Agreement.








--------------------------------             -----------------------------------
Scott Kimball                                Wayne R. Collignon, President & CEO
                                             Reconditioned Systems, Inc.

                                      E-2